Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-178761-05
 $1,987.29mm Mercedes-Benz Auto Lease Trust  2014-A Notes
    Jt-Leads:   Citi (struc), BNP and BofAML
    Co-Mgrs:    DB, SMBC
CLS   AMT (mm)  M/S&P   WAL  E.FINAL  L.FINAL  BMK  SPR  YLD  CPN   PX
                                                         (%)  (%)
=============================================================================
A-1   393.000  P-1/A-1+ 0.38  12/14   4/15/15  YLD      0.200 0.20  100.00000
A-2A  405.000  Aaa/AAA  1.05  9/15    6/15/16  EDSF +20 0.483 0.48   99.99736
A-2B  405.000  Aaa/AAA  1.05  9/15    6/15/16  1mL  +18   -    -    100.00000
A-3   564.290  Aaa/AAA  1.69  3/16    12/15/16 EDSF +24 0.682 0.68   99.99827
A-4   220.000  Aaa/AAA  2.08  7/16    12/16/19 IntS +32 0.906 0.90   99.99113
=============================================================================

TICKER:                 MBALT 2014-A
REGISTRATION:           Public
ERISA ELIGIBLE:         Yes
EXPECTED RATINGS:       Moody's/S&P
PXG SPEED:              100% PPC to maturity
SETTLE:                 04/09/14
MIN DENOMS:             $1K x $1K
FIRST PAY:              05/15/14
BILL & DELIVER:         Citi
CUSIPS:                         58768E AA7
                                58768E AC3
                                58768E AD1
                                58768E AE9
                                58768E AF6
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.